Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CYALUME TECHNOLOGIES HOLDINGS, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, Cyalume Technologies Holdings, Inc. (the “Corporation”) does hereby certify as follows:

1.           This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 19, 2008 (the “Certificate of Incorporation”) as further amended on July 9, 2013.

2.           The introductory paragraph of Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 151,000,000, of which 150,000,000 shares shall be common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares shall be preferred stock, par value of $0.001 per share (“Preferred Stock”).”

3.           This amendment to the Certificate of Incorporation, as amended, was adopted and declared advisable by the Board of Directors of the Corporation pursuant to Section 141 of the Delaware General Corporation Law by unanimous written consent. The stockholders of the Corporation approved this amendment to the Certificate of Incorporation, as amended, by written consent pursuant to Section 228 of the Delaware General Corporation Code.

4.           All other provisions of the Certificate of Incorporation shall remain in full force and effect.

The undersigned, being the Chief Executive Officer of the Corporation, has executed this Certificate of Amendment on behalf of the Corporation as of this 19th day of February, 2015.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi R. Nedivi
Name:	Zivi R. Nedivi
Title:	Chief Executive Officer